Exhibit 99.1

First excerpt from offering memorandum:

Recent Developments

Certain Preliminary Financial Information as of and for the Three Months Ended February 28, 2014

As of and for the three months ended February 28, 2014, we expect the following preliminary unaudited financial results for Infor: (i) total revenues (as determined in accordance with GAAP) to be in the range of $670.7 million to $674.7 million, or a growth rate of 1.1% to 1.7% compared to the similar period last year, (ii) non-GAAP total revenues to be in the range of $673.2 million to $677.2 million, or a growth rate of 0.8% to 1.4%, (iii) software license fees and subscriptions (as determined in accordance with GAAP) to be in the range of $128.7 million to $130.7 million, or a growth rate of 6.2% to 7.8%, (iv) non-GAAP software license fees and subscriptions to be in the range of $130.6 million to $132.6 million, or a growth rate of 5.2% to 6.8%, (v) Adjusted EBITDA to be in the range of $181.4 million to $185.4 million, which would imply LTM Adjusted EBITDA for the twelve months ended February 28, 2014 in the range of $824.0 million to $828.0 million and (vi) an estimated cash balance as of February 28, 2014 of approximately $410.0 million, compared to $395.9 million as of November 30, 2013. These financial results are preliminary and subject to the completion of our financial closing procedures.

The preliminary financial information as of and for the three months ended February 28, 2014 above contains certain non-GAAP financial measures. These non-GAAP disclosures have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of Infor’s results as reported under GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Infor’s management uses these non-GAAP measures in its analysis of Infor’s performance because it believes these measures are material and will be used as a measure of Infor’s performance by investors.

Fiscal Year Change

We are currently in the planning stages of changing Infor, Inc.’s fiscal year end from May 31 of each year to April 30 of each year. We anticipate this change will go into effect beginning with our fiscal year 2015, with an 11-month transition period from June 1, 2014 to April 30, 2015. This possible change would not impact our current fiscal year 2014 which will end on May 31, 2014.

Second excerpt from offering memorandum:

Twelve Months Ended November 30, 2013
(unaudited)
Credit Statistics Pro Forma for the Notes Offered Hereby:
Ratio of Pro Forma total net debt to Adjusted EBITDA(7)	6.9

Ratio of Adjusted EBITDA to Cash Interest Expense(7)	2.2

(7)	The Credit Statistics Pro Forma for the Notes Offered Hereby presented in this offering memorandum are the credit statistics of Infor and Infor’s consolidated subsidiaries (giving effect to incremental debt and interest expense of HoldCo and Lux Bond Co as disclosed herein) and is derived in part from the historical consolidated financial statements of Infor as modified to reflect: (i) pro forma adjustments to include the indebtedness and assumed interest expense resulting from the issuance of the notes by HoldCo, (ii) pro forma adjustments to exclude indebtedness and interest expense related to the repayment of the HoldCo PIK Loans with the proceeds from the notes offered hereby and (iii) an estimate of cash interest expense based on current interest rates on Infor’s debt inclusive of the impact of our entry into the Fourth Amendment and Fifth Amendment to our Credit Agreement.

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